EXHIBIT 99.1

Patriot National Bancorp Announces 16% Increase in First Quarter Revenue Over First Quarter 2014

STAMFORD, Conn., May 6, 2015 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. ("Patriot" or the "Company") (Nasdaq:PNBK), the parent company of Patriot National Bank (the "Bank"), today announced financial results for its first quarter ended March 31, 2015.

Patriot reported net income for the first quarter of 2015 of $289,000 or $0.07 per diluted share compared to $319,000 or $0.08 per diluted share a year ago and compared to a loss of $2,396,000 or $0.62 per diluted share in the fourth quarter of 2014. The fourth quarter loss was fully attributable to the liquidation of Patriot's Bank Owned Life Insurance ("BOLI") investment in the fourth quarter. Excluding the BOLI liquidation, net income for the fourth quarter was $341,000 or $0.09 per diluted share. In the first quarter of 2014 pretax income and net income were identical. The Company became subject to the provision for income taxes in the fourth quarter of 2014 after the release of the valuation allowance on its deferred tax assets in 2014's third quarter. On a pretax basis, Patriot earned $490,000 in the current quarter – 54% more than in the comparable period last year. First quarter 2015 results also include a $250,000 provision for loan losses compared to no provision in the first quarter of last year. Excluding this provision, first quarter 2015 earnings on a pretax basis improved 132% over the first quarter of last year. Excluding the BOLI liquidation impact and adjusting for the loan loss provision, a comparison of the first quarter to the fourth quarter of last year shows an improvement in earnings of 33%. Kenneth T. Neilson, President and CEO commented "Patriot's first quarter results are due to strategic business decisions and strategies developed and implemented in 2014. The outcome of those actions are improvements in the Company's net interest margin, expense reductions in several areas, significant improvement in asset quality and new business generation. We are pleased with our first quarter results and look forward to achieving further progress."

Michael Carrazza, Chairman, stated, "Based on the Company's progress, the Federal Reserve Bank has joined the OCC in releasing Patriot from a Formal Agreement. We are now free to explore strategic opportunities."

The Company's total revenue for first quarter 2015 increased by $752,000, or 16%, over the comparable period last year (excluding the prior period subordinated debt interest expense incurred in first quarter 2014).

Net interest income increased by $1,068,000, or 27%, compared to the first quarter of last year and by $108,000, or 2%, compared to the fourth quarter of last year. The growth in net interest income was the result of loan growth along with an expanded net interest margin. Patriot's net interest margin for the first quarter of 2015 was 3.49% compared to a normalized (excluding prior period subordinated debt interest expense) net interest margin of 3.35% for the first quarter of 2014 and 3.53% in the fourth quarter of last year.

Non-interest income decreased by $199,000 from the first quarter of 2014 and increased by $365,000 from the fourth quarter of last year. The decrease from the comparable period in 2014 is primarily the result of no BOLI income due to the fourth quarter 2014 disposal of the BOLI investment and to lower overdraft fees. The improvement from the fourth quarter of 2014 is a result of early termination penalties incurred in the fourth quarter as a consequence of the BOLI liquidation. Patriot has established initiatives that are designed to increase fee income significantly by the end of this year.

Non-interest expense in the first quarter of 2015 increased by $448,000, or 10%, compared to the first quarter of 2014 and decreased by $601,000, or 11%, compared to the fourth quarter of last year. The increase over the first quarter of 2014 is primarily due to compensation expense as Patriot strengthened its management team and the establishment of a bonus program, along with consulting expenses designed to achieve efficiencies. The $601,000 decrease in non-interest expense in 2015 compared to the fourth quarter of last year is primarily the result of a $437,000 expense resulting from the BOLI liquidation. Excluding this item, expenses decreased 3%.

At March 31, 2015 total assets were $647 million compared to $633 million at December 31, 2014 and $562 million a year ago. Net loans totaled $494 million at March 31, 2015 compared with $472 million at December 31, 2014 and $415 million a year ago. Deposits were $457 million at March 31, 2015 compared with $443 million at the end of last year and $428 million at March 31, 2014.

Asset quality has continued to improve. Nonperforming loans totaled $505,000 at March 31, 2015 and Patriot had no OREO. At March 31, 2015 Patriot's Allowance for Loan Losses provided better than ten times coverage of nonperforming loans and the Company has experienced two consecutive quarters of net recoveries.

At March 31, 2015, stockholders' equity was $59.3 million compared to $58.7 million at year-end 2014 and $42.6 million a year ago. The Company's tangible book value per share was $15.00 at March 31, 2015 compared to $10.89 at March 31, 2014 and $14.87 at December 31, 2014.  Patriot's leverage capital ratio was 9.23% as of March 31, 2015. Its Common Equity Tier 1 Capital ratio was 10.03%, the Tier I Risk-based Capital ratio was 11.66% and the Total Risk-based Capital ratio was 12.72%. These regulatory capital ratios all exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

"Safe Harbor" Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp's public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp's interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp's interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (6) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (7) the state of the economy and real estate values in Bancorp's market areas, and the consequent effect on the quality of Bancorp's loans, (8) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (9) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation ("FDIC") premiums that may adversely affect the Company, (10) the application of generally accepted accounting principles, consistently applied, (11) the fact that one period of reported results may not be indicative of future periods, (12) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp's other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
Dollars in thousands	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014

Assets

Noninterest bearing deposits and cash	$ 2,080	$ 2,095	$ 1,503
Interest bearing deposits	63,878	71,163	58,254
Total cash and cash equivalents	65,958	73,258	59,757

Securities-available for sale	32,738	33,682	36,815
Other investments	4,450	4,450	4,450
FRB & FHLB stock	8,648	8,686	5,587
Total securities	45,836	46,818	46,852

Gross loans	499,359	476,908	420,603
Allowance for loan losses	(5,193)	(4,924)	(5,480)
Net loans	494,166	471,984	415,123

Accrued interest and dividends receivable	1,974	1,918	1,578
Premises and equipment, net	23,056	22,357	14,866
Cash surrender value of life insurance	--	--	22,146
Other real estate owned	--	--	264
Deferred tax asset, net	14,621	14,926	--
Other assets	1,495	1,363	1,902
Total Assets	$ 647,106	$ 632,624	$ 562,488

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$ 70,331	$ 63,398	$ 57,967
Interest bearing deposits	386,776	379,635	370,002
	457,107	443,033	427,969

FHLB advances and repurchase agreements	120,000	120,000	80,000
Subordinated debt	8,248	8,248	8,248
Accrued expenses and other liabilities	2,450	2,608	3,659
Total Liabilities	587,805	573,889	519,876

Common stock	396	395	391
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	105,865	105,752	105,540
Accumulated deficit	(46,686)	(46,975)	(62,365)
Accumulated other comprehensive loss	(114)	(277)	(794)
Total Shareholders' Equity	59,301	58,735	42,612

Total Liabilities and Shareholders' Equity	$ 647,106	$ 632,624	$ 562,488

PATRIOT NATIONAL BANCORP, INC.
STATEMENTS OF OPERATIONS
(Unaudited)	Three Months Ended
Dollars in thousands, except per share data	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014

Interest and dividend income
Interest and fees on loans	$ 5,546	$ 5,451	$ 4,691
Interest on investment securities	116	129	135
Dividends on investment securities	57	50	41
Other interest income	29	25	12
Total interest and dividend income	5,748	5,655	4,879

Interest expense
Interest on deposits	529	541	637
Interest on Federal Home Loan Bank borrowings	71	74	33
Interest on subordinated debt	71	71	200
Total interest expense	671	686	870

Net interest income	5,077	4,969	4,009

Provision for loan losses	250	--	--

Net interest income after
provision for loan losses	4,827	4,969	4,009

Non-interest income
Loan application, inspection and processing fees	50	28	66
Fees and service charges	174	195	219
Earnings on cash surrender value of life insurance	--	85	121
Other income	170	(279)	187
Total non-interest income	394	29	593

Non-interest expense
Salaries and benefits	2,344	2,060	1,971
Occupancy and equipment expense	955	930	922
Data processing	250	274	250
Professional services and other outside services	569	962	471
Advertising and promotional expenses	50	67	51
Loan administration and processing expenses	22	--	17
Regulatory assessments	154	179	230
Insurance expense	81	86	97
Other real estate operations	--	--	16
Material and communications	81	102	93
Other operating expenses	225	672	165
Total non-interest expense	4,731	5,332	4,283

Income (loss) before income taxes	490	(334)	319
Provision for income taxes	201	2,062	--
Net income (loss)	$ 289	$ (2,396)	$ 319

Basic and diluted income (loss) per share	$ 0.07	$ (0.62)	$ 0.08

PATRIOT NATIONAL BANCORP, INC.
FINANCIAL RATIOS AND OTHER DATA
(Unaudited)
Dollars in thousands, except per share data

	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014
Asset Quality:
Nonaccrual loans	$ 505	$ 866	$ 10,166
Other real estate owned	--	--	264
Total nonperforming assets	$ 505	$ 866	$ 10,430

Nonaccrual loans / loans	0.10%	0.18%	2.42%
Nonperforming assets / assets	0.08%	0.14%	1.85%
Allowance for loan losses	$ 5,193	$ 4,924	$ 5,480
Allowance for loan losses / loans	1.04%	1.03%	1.30%
Allowance / nonaccrual loans	1028.3%	568.6%	53.9%
Gross loan charge-offs for the quarter	$ 10	$ 39	$ 217
Gross loan recoveries for the quarter	$ 29	$ 50	$ 16
Net loan charge-offs (recoveries) for the quarter	$ (19)	$ (11)	$ 201

Capital Data:
Book value per share (1) (3)	$ 15.00	$ 14.87	$ 10.89
Tangible book value per share (2) (3)	$ 15.00	$ 14.87	$ 10.89
Shares outstanding (3)	3,953,949	3,951,009	3,912,245

(1) Book value per share represents shareholders' equity divided by outstanding shares.
(2) Tangible book value per share represents shareholders' equity less intangible assets divided by outstanding shares.
(3) Restated to give effect to the reverse stock split of 1-for-10 effective March 4, 2015.
CONTACT: Patriot National Bank
         900 Bedford Street
         Stamford, CT 06901

         Kenneth T. Neilson
         President & CEO
         203 252-5962

         Christina L. Maier
         EVP&CFO
         203 252-5901